Exhibit 99.2

Government Sets New Deadline for VaxGen
to Begin Next Clinical Trial

          BRISBANE, Calif. – November 27, 2006 – VaxGen (Pink Sheets: VXGN.PK) announced today that the Office of Public Health Emergency Preparedness within the Department of Health and Human Services (HHS) has unilaterally imposed December 18, 2006 as the new deadline for the company to initiate its next Phase II clinical trial under the contract for the next-generation anthrax vaccine.

          HHS’s decision is the latest in a series of government directives that began early in November when the Food and Drug Administration’s (FDA) Center for Biologics Evaluation and Research imposed a clinical hold on VaxGen’s forthcoming clinical trial. The hold was imposed on the grounds that data submitted at that point by the company were insufficient to determine that the vaccine candidate was stable enough to resume clinical testing.

          Prior to December 18, VaxGen and FDA are scheduled to discuss approaches to satisfying the agency’s requirements with the goal of determining the appropriate development pathway, including the resumption of clinical studies.

          HHS also unilaterally established new contractual deadlines for the demonstration of human safety and immunogenicity of the vaccine (November 26, 2007); demonstration of human safety and immunogenicity to support Emergency Use Authorization (EUA) of Contingency Use of the vaccine (November 26, 2008); and IND amendment to support EUA or Contingency Use (January 3, 2009).

          About VaxGen

          VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax and smallpox. VaxGen has been awarded an $877.5 million contract by the U.S. Department of Health and Human Services to provide 75 million doses of a modern anthrax vaccine for civilian biodefense. Based in Brisbane, Calif., VaxGen operates a wholly owned manufacturing facility in California and owns a minority interest in Celltrion, Inc., a company in the Republic of Korea established to provide contract manufacturing to the global pharmaceutical industry. For more information, please visit the company’s web site at www.vaxgen.com.

          Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the Company’s ability to meet with the FDA prior to December 18, 2006; and the Company’s ability to determine a development pathway, including the resumption of clinical trials, for its anthrax vaccine candidate. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on February 16, 2006 under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Lance Ignon Vice President, Corporate Affairs (650) 624-1016

Kesinee Angkustsiri Yip Associate Director, Corporate Affairs (650) 624-1041